Exhibit (a)(26)

Valeant Acquisition

Question and Answer Document

Salix Employees

The following questions and answers are for use by leaders, managers and employees at Salix.

These messages are to be used only as a guide – creating a consistent reference point for communications related to the announcement and close of the acquisition by Valeant and integration activities.

Purpose

The purpose of this Internal Question and Answer Document is to have a consistent reference point for questions related to the acquisition by Valeant.

Exhibit (a)(26)

1.	Will we still expand the field sales force in preparation for an IBS-D approval?

Valeant management is reviewing this as part of the overall integration planning process. We expect further information will be provided after the transaction closes.

2.	If I am asked to stay on as part of the transition team for say 3 months after the Valeant transaction closes, but am told I will not be retained after the end of the 3-month transition period. If I decline the offer to stay on as a transition employee am I still eligible for severance?

No, if you do not stay until your designated last day, you will be considered to have voluntarily resigned and will not be eligible for severance.

3.	If I am asked to stay for a period of time during the transition, will I earn PTO? If so, will it be at the Salix PTO accrual rate or the Valeant vacation accrual rate?

You will continue to accrue PTO as long as you are an active employee (including any transition time). You will accrue at the Salix rate until the transition to Valeant benefits occurs. We expect this to be within sixty days of the transaction closing.

4.	If not retained, how will terminated employees’ 401(k) be impacted? Also, if the company match has not yet vested, will it be taken back by Salix/Valeant or will it vest in its entirety once the transaction closes?

Valeant anticipates that the Salix 401(k) plan will merge into the Valeant 401(k) plan after the transaction closes. When this happens, your contributions will continue to vest at 25% per year, for as long as you are employed.

5.	If I receive severance, will the payments include any deductions (e.g., 401(k), life insurance, etc.)?

No deductions, other than required withholdings, will be taken out of severance pay.

6.	When do severance payments begin if you are retained for a short period of time?

Severance payments will begin after your termination date, once you have signed your separation agreement and any applicable revocation period has expired. It is also important to note that the termination date must be within 12 months of the date the transaction closes for the severance pay and benefits under the Employee Retention Policy to apply.

7.	Will field employees be eligible for promotions? For example, from Sales Rep to Territory Manager?

As you can likely appreciate, there are many different things being reviewed as part of the integration planning process and this question is one of them. We expect further information will be provided after the transaction closes.

8.	If an employee is not retained after the transaction closes, is severance paid in installments or a lump sum?

Valeant is currently reviewing this matter and will provide more information shortly.

Exhibit (a)(26)

9.	Where can I find the Salix Employee Retention Policy?

The Policy may be found on the Salix intranet under “Resources/Handbooks, Policies.” https://portal.salix.com/Resources/Documents/policies/Employee%20Retention%20Policy.pdf

10.	What if I am offered a job with the same salary but slightly different title or responsibilities after the transaction closes? If I don’t accept, will I still qualify for severance?

You would qualify for severance only if the change meets the terms contained in the Salix Employee Retention Policy.

11.	Can I draw unemployment while getting severance?

Salix and Valeant do not control eligibility to receive unemployment. Each state has different eligibility laws. Please contact your local unemployment or employment security office.

12.	Will Salix/Valeant withhold taxes from severance payments (salary and bonus)?

Yes, we are required by law to withhold applicable taxes.

13.	If we are not retained by Valeant, does our severance package under the Employee Retention Policy include health insurance benefits?

Please see the Employee Retention Policy which states that you will receive paid continuation of benefits for the period of time for which your severance pay is calculated.

14.	Will the Salix 401(k) company match stop once the transaction closes?

The Salix 401(k) plan will remain in place until you are transitioned to Valeant’s 401(k) plan, which we expect to occur within 60 days after the deal closes.

15.	If retained, will all of my Salix PTO balance be carried over to Valeant?

Valeant is planning to transition Salix employees to Valeant payroll and benefits within 60 days of the transaction closing. You will receive additional information regarding PTO as well as other benefits once the transition process begins shortly after closing.

16.	What about anniversaries and related PTO increases? Will Valeant honor these?

If you are retained, your Salix tenure will be honored for purposes of determining benefits under any service-based compensation or benefit programs, to the extent allowed by law and/or by the applicable benefit plan or compensation program.

17.	If I am currently enrolled in FSA and/or dependent care, how long do I have to file for reimbursement once our plan goes away? Would a grace period apply?

Your FSA will end on your last day of employment. You will have 45 days to submit claims for services provided from January 1, 2015 until your last day. Dependent care FSA is not continued through COBRA. Your health care FSA may be continued through COBRA, as described below:

If, on your last day, you have spent more money from your health care FSA than you have contributed, you will not be offered health care FSA COBRA. For example, if you elected an annual amount of $1,200, had $300 YTD payroll deductions and have filed claims for $400 in services, you will not be offered health care FSA COBRA. Additionally, you will not have to pay the company back for the excess spend through that day since you were eligible to use the entire $1,200 on the first day of coverage. This rule is governed by the IRS.

Exhibit (a)(26)

If, on your last day, you have not spent more money from your health care FSA than you have contributed, you will be offered health care FSA COBRA. For example, if you elected an annual amount of $1,200, had $300 in YTD payroll deductions and filed claims for $200 in services, you will be offered health care FSA COBRA. It is important to note that FSA COBRA coverage is not pre-tax and is paid entirely by you. Additionally, if you do not elect health care FSA COBRA, and excess funds are left in your account, such amounts will not be refunded to you and will revert to the company. This rule is governed by the IRS.

18.	What will happen to my 529 CollegeBoundfund with AllianceBernstein after the transaction closes?

Payroll deductions will end when you transition to Valeant’s benefit plans or when you leave the company, whichever is earlier. Your 529 account is an individual account that you will be able to manage and fund outside of payroll deductions. To continue deductions, you can call AllianceBernstein at 888-324-5057 to get more information.

19.	I signed up for Legal Shield this year. What will happen to these accounts?

If you are not retained after the transaction closes, you will be able to continue your coverage with Legal Shield through a bank draft option. Valeant also has a legal plan which active employees will be able to enroll in.

20.	What happens to my life insurance benefit if I am severed?

Your life insurance will end on your last day of employment. You will have the opportunity to convert the Salix life insurance policy to a personal policy.

21.	Does Valeant have a severance policy?

Yes, Valeant has a severance policy which provides two weeks of severance per completed year of service, up to a maximum of 26 weeks of severance.

22.	What are the tax implications of unvested/vested shares?

Taxes to be taken out of your payment for stock vesting in connection with the transaction:

25% Federal income tax withholding, up to $1M (Supplemental Wages**)

39.6% Federal income tax withholding, supplemental wages exceeding $1M (this is only for the amount over $1M)

6.2% Social Security withholding (Up to Max of $118,500)

1.45% Medicare withholding

State Income Tax withholding (Different percentages for each State)

**	Supplemental Wages are Bonus, Stock, Severance and PTO

If you have specific questions related to the tax implications of the stock payouts, we encourage you to consult with a financial advisor.

23.	When will I receive my check for stock that vests as a result of the closing of the transaction?

You will receive payment for stock that is held in Solium and which vests as a result of the closing within 3 business days after the transaction closes.

Exhibit (a)(26)

24.	How will I be paid for my stock?

It will be directly deposited into the account you have on file for payroll. If you receive a live pay check, you will receive a live check for the stock payout.

25.	Will Salix/Valeant withhold taxes from stock payouts?

Yes, all applicable taxes will be withheld.

26.	Are we still being paid for our Q1 Salix performance under our current IC structure [field employees]?

Yes, you will still be paid your earned field bonus for Q1 based on your current IC plan.

27.	Will Q2 bonus be prorated if we are not retained mid-way through Q2? When will that bonus be paid?

We expect you will be paid at/about the same time as other Q2 IC payments are made.

28.	In the event TMs were not retained and received a severance package - how long would they be able to use their company car before it has to be returned?

Your severance is contingent upon you completing all closeout activities, including return of the company vehicle. You will be contacted directly regarding return of the vehicle and must do so in a timely fashion.

29.	What should I tell my customers if they ask about the acquisition?

If your customers ask about the acquisition, please tell them that until the transaction closes, it is “business as usual.” Salix and Valeant will continue to sell and market their own products to customers until the acquisition is finalized.

30.	What do we tell our contractors/consultants?

Contractors/consultants will continue until such time that a decision is made that they are no longer needed.

31.	When will we deliver Annual Reviews for Field-based employees?

Please plan to deliver your face-to-face annual reviews April 15-28. We are working on possible contingent plans should anything need to be changed pending a confirmed closing date.

Important Information for Investors and Security Holders

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, has been filed with the Securities and Exchange Commission (the “SEC”) by a subsidiary of Valeant Pharmaceuticals International, and a Solicitation/Recommendation Statement on Schedule 14D-9 has been filed with the SEC by Salix Pharmaceuticals, Ltd. (“Salix”). The tender offer is being made only pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND STOCKHOLDERS OF SALIX ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN (OR WILL CONTAIN) IMPORTANT INFORMATION. These materials will be sent free of charge to Salix stockholders, and may also be obtained from Salix’s website, www.salix.com. In addition, all of these materials (and all other tender offer documents filed with the SEC) are or will be available at no charge from the SEC through its website at www.sec.gov.